Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Covanta Holding Corporation Registration Statement on Form S-8 No. 333-XXXXXX pertaining to the Equity Award Plan for Employees and Officers of Covanta Holding Corporation and the Equity Award Plan for Directors of Covanta Holding Corporation of our report dated February 22, 2008, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2007 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Sycip Gorres Velayo & Co.
a Member Firm of Ernst & Young Global Limited
Makati City, Philippines
May 2, 2008